Exhibit 10.2

AMENDED AND RESTATED

KINDRED HEALTHCARE, INC. LONG-TERM INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Kindred Healthcare, Inc. 2000 Long-Term Incentive Plan, dated effective as of January 1, 2009 (the “Plan”), is to promote the success of the Company and the interests of its shareholders by attracting, motivating, retaining and rewarding key employees of the Company for assisting the Company and its Affiliates to emerge from bankruptcy and to provide Participants with incentives to contribute toward the improvement and growth of the Company.

2.	Definitions

As used in this Plan, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall mean any of Kindred Healthcare, Inc.’s direct or indirect subsidiaries within the meaning of Section 424 of the Code.

(b) “Award” shall mean a cash bonus payable pursuant to the terms and conditions of this Plan.

(c) “Award Percentage” shall mean, with respect to each Performance Period, a percentage corresponding to the achievement of the Performance Targets for such Performance Period. The Award Percentage shall represent the portion of the Maximum Award that each Participant is entitled to receive with respect to each Performance Period.

(d) “Base Salary” shall mean, with respect to each Participant, such Participant’s annual base compensation, exclusive of any bonuses (whether under this Plan or otherwise), stock option benefits, or other compensatory or fringe benefits.

(e) “Beneficiary” shall mean the Participant’s estate.

(f) “Board” shall mean the Board of Directors of Kindred Healthcare, Inc.

(g) “Cause”, when used in connection with the termination of a Participant’s employment with the Company, shall mean (i) dishonesty; (ii) deliberate and continual refusal to perform employment duties on substantially a full-time basis; (iii) failure to act in accordance with any specific lawful instructions given to the Participant in connection with the performance of his duties for the Company or any of its subsidiaries or affiliates, unless the Participant has an existing permanent Disability; (iv) deliberate misconduct that is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Participant that such conduct was in the best interests of the Company; or (v) conviction of or plea of nolo contendere to a crime involving moral turpitude.

(h) “Change of Control” shall mean any one of the following events:

(i) any Person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-1)b)(i) thereunder) (an “Acquiring Person”) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of Kindred Healthcare, Inc. representing 50% or more of the combined voting power of Kindred Healthcare, Inc.’s then outstanding securities, other than beneficial ownership by a Participant, the Company, any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such benefit plan;

(ii) Kindred Healthcare, Inc.’s stockholders approve an agreement to merge or consolidate Kindred Healthcare, Inc. with another corporation, or an agreement providing for the sale of substantially all of the assets of Kindred Healthcare, Inc. to one or more Persons, in any case other than with or to an entity 50% or more of which is controlled by, or is under common control with, Kindred Healthcare, Inc.;

(iii) during any two-year period, commencing after the Effective Date, individuals who at the date on which the period commences constitute a majority of the Board of Directors (the “Incumbent Directors”) cease to constitute a majority thereof for any reason; provided, however, that a director who was not an Incumbent Director shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of, at least two-thirds of the Incumbent Directors (either actually or by prior operation of this provision), other than any director who is so approved in connection with any actual or threatened contest for election to positions on the Board of Directors; or

(iv) the Company is merged, combined, consolidated, recapitalized or otherwise organized with one or more other entities that are not Affiliates, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by shareholders of the Company, determined on the basis of record ownership as of the date of determination of holders entitled to vote on the transaction (or in the absence of a vote, the day immediately prior to the event).

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(j) “Committee” shall mean the Compensation Committee of the Board or such other committee as the Board may designate from time to time.

(k) “Common Stock” shall mean the common stock of Kindred Healthcare, Inc., par value $ 0.25 per share.

(l) “Company” shall mean Kindred Healthcare, Inc. and its Affiliates.

(m) “Disability” shall mean (i) a Participant’s inability to engage in any substantial gainful activity or (ii) a Participant’s receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, in each case as evidenced by documentation submitted pursuant to the Company’s long-term disability plan or documentation from the Social Security Administration.

(n) “Effective Date” shall mean the date on which the Company’s bankruptcy plan is confirmed by the United States Bankruptcy Court for the District of Columbia.

(o) “Maximum Award” shall mean the highest amount that may be awarded to Participants in certain positions or employment levels of the Company, expressed as percentages of such Participants’ Base Salary, as follows:

Position/Level:	Percentage of Base Salary:
Chief Executive Officer	100%
Members of Executive Committee	90%
Senior Vice Presidents	60%
Vice Presidents	40%
Senior Corporate Managers	25%
Other Key Employees	15%

(p) “Participant” shall mean an officer or key employee of the Company who is in a position to contribute materially to the success of the Company, as selected for participation in the Plan by the Committee in its sole discretion.

(q) “Performance Period” shall mean any period of one or more years during which the Company’s performance against the Performance Targets is measured for the purpose of determining whether and at what level Awards under this Plan shall be granted.

(r) “Performance Targets” shall mean the performance targets for the Company that the Committee shall establish in its discretion for each Performance Period to be used in determining Participants’ Awards.

(s) “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(t) “Plan” shall mean this Kindred Healthcare, Inc. 2000 Long-Term Cash Incentive Compensation Plan.

(u) “Qualified Change of Control” shall mean a Change of Control that qualifies as either a change in the (i) ownership of the Company, (ii) effective control of the Company, or (iii) ownership of a substantial portion of the assets of the Company, under Section 409A of the Code.

(v) “Retirement” shall mean the termination of the employment of a Participant on or after the Participant’s attainment of fifty-five (55) years of age.

3.	Administration

This Plan shall be administered by the Committee. The Committee shall have full authority to interpret and construe any provision of the Plan, to adopt such rules and regulations and make any decisions necessary for the administration of the Plan, and to determine the eligibility of Participants under the Plan. Determinations of the Committee shall be conclusively binding and final upon all parties. The Committee shall not be liable to any Participant or other person for any action, omission or determination relating to the Plan.

4.	Eligibility

The Committee may, in its sole discretion, select to participate in the Plan those officers and other key employees of the Company who are in a position to contribute materially to the success of the Company.

5.	Determination of Awards

The Award payable to each Participant for each Performance Period shall be determined as follows:

(a) Not later than ninety (90) days after the commencement of each Performance Period, the Committee shall identify (i) the Participants in the Plan for such Performance Period, (ii) the Maximum Award for each such Participant (based on positions or employment levels in the Company) as provided in Section 2(o) hereof, and (iii) the Award Percentages applicable to the Performance Targets established for such Performance Period.

(b) Not later than ninety (90) days after the commencement of each Performance Period, the Committee shall establish Performance Targets for such Performance Period.

(c) As soon as practicable, but not later than ninety (90) days, following the end of each Performance Period, the Committee shall (i) determine the level at which the Performance Targets for such Performance Period were reached, if at all and (ii) calculate the amount of the Award payable to each Participant with respect to such Performance Period, which shall be the product of (A) the Participant’s Maximum Award for such Performance Period, (B) the Award Percentage for such Performance Period, and (C) such Participant’s Base Salary in effect on the last day of the applicable Performance Period, but which shall not exceed $1.5 million per year in such Performance Period.

6.	Payment of Awards

Except as otherwise provided herein, the Award, as calculated pursuant to Section 5(c) hereof, shall be payable to each Participant with respect to any Performance Period, in a lump sum in cash as follows: one-third ( 1/3) shall be payable in the calendar year in which each of the first, second and third anniversaries of the termination of the applicable Performance Period occurs.

7.	Effect of Termination of Employment

(a) In the event of the termination of the employment of a Participant by the Company for Cause or by the Participant for any reason prior to the payment to him of any portion of the Award related to any Performance Period, the Participant shall not be entitled to such unpaid portion.

(b) In the event of the termination of the employment of a Participant as a result of the Participant’s Retirement, or by the Company other than for Cause, during a Performance Period, the Participant shall be eligible to receive a prorated Award for such Performance Period based on the number of full months elapsed in such Performance Period before the date of such termination of employment. Such prorated Award shall be calculated based on actual achievement of performance results in accordance with Section 5 hereof and paid following the end of such Performance Period at the time and in the manner specified in Section 6 hereof; provided, however, that such Awards which total $5,000 or less shall be paid in full to the Participant in a lump sum in cash as soon as reasonably practicable following the applicable Performance Period but no later than the date that is two and one-half months following the end of the applicable Performance Period. In addition, in the event of the termination of the employment of a Participant as a result of the Participant’s Retirement, or by the Company other than for Cause, following the termination of a Performance Period and prior to the payment to the Participant of any portion of the Award with respect to such Performance Period, such unpaid portion shall continue to be paid at the time and in the manner specified in Section 6 hereof.

(c) In the event of a Participant’s death or Disability during a Performance Period, the Participant (or in the event of his death, his Beneficiary) shall be entitled to receive a prorated Award for such Performance Period equal to the Award that would be payable to him if the Award Percentage would have been fifty percent (50%) based on the number of days elapsed in such Performance Period before the date of the Participant’s death or Disability. Such Award shall be paid as soon as administratively feasible (but in no event later than thirty (30) days) after the date of the Participant’s death or Disability, in a lump sum in cash. In addition, in the event of a Participant’s death or Disability following the termination of a Performance Period and prior to the payment to the Participant of any portion of the Award with respect to such Performance Period, such unpaid portion shall be paid as soon as administratively feasible (but in no event later than thirty (30) days) after the date of the Participant’s death or Disability, in a lump sum in cash. In the event of Participant’s death, the Company will pay all unpaid awards in accordance with this Agreement and applicable state and federal laws and regulations.

(d) The provisions of this Section 7 shall be subject to the terms of any separate written employment or similar agreement between the Company and a Participant in effect at the time of his termination of employment.

(e) Notwithstanding anything herein to the contrary, if at the time of the Participant’s separation from service the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the payment of any Award payable pursuant to this Section 7 is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payment to which the Participant would otherwise be entitled during the first six months following his separation from service shall be deferred and accumulated (without any reduction in such payment ultimately paid to the Participant) for a period of six months from the date of separation from service and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of the Participant’s death), together with simple interest during such period at a rate computed by adding 2.00% to the Prime Rate as published in the Money Rates section of the Wall Street Journal, or other equivalent publication if the Wall Street Journal no longer publishes such information, on the first publication date of the Wall Street Journal or equivalent publication after the date of the Participant’s separation from service (provided that if more than one such Prime Rate is published on any given day, the highest of such published rates shall be used).

8.	Certain Adjustments

(a) In the event of the merger or consolidation of the Company, or the acquisition or disposition by the Company of any substantial business unit, or the occurrence of any other transaction or event, which could reasonably be expected to have a substantial impact on the Performance Targets, the Committee will review, in good faith, the effect of such occurrence on the operation of this Plan and will adjust the Performance Targets and Award Percentages for such Performance Period as the Committee, in its absolute discretion, exercised in good faith, determines to be appropriate in light of the circumstances. The Committee shall consult with management of the Company concerning the magnitude of any such adjustment prior to coming to a final decision with respect thereto.

(b) The Chief Executive Officer of the Company (the “Chief Executive Officer”) may, in his sole discretion, designate an individual who commences employment with the Company following the beginning of a Performance Period as a Participant for such Performance Period, in which case the Chief Executive Officer shall simultaneously determine the Maximum Award for such Participant for such Performance Period in accordance with Section 2(o), and the Chief Executive Officer may specify that the Award otherwise payable to such Participant for such Performance Period shall be prorated to reflect the Participant’s performance of services for less than the entire Performance Period. In the event that a Participant is a promoted or demoted during a Performance Period, the Committee may, in its absolute discretion, adjust the Maximum Award for such Participant for such Performance Period to reflect such change.

9.	Change of Control

(a) No later than fifteen (15) days after a Qualified Change of Control, the Company shall pay, in a lump sum in cash, to each Participant an amount equal to the sum of (i) the unpaid portion of any Award relating to a Performance Period that ends prior to the occurrence of such Qualified Change of Control and (ii) the amount of the Maximum Award for such Participant for the Performance Period during which such Qualified Change of Control occurs (determined, for purposes of clarity, without proration and as if the highest applicable Performance Target had been reached).

(b) Notwithstanding anything in Section 7 to the contrary, in the event of a Change of Control that does not constitute a Qualified Change of Control, each Participant shall be entitled to the payment of any Award outstanding as of the date of such Change of Control in accordance with the terms and conditions of Section 5 and Section 6 hereof.

10.	Amendment, Modification and Termination

The Company reserves the right to amend, modify or terminate the Plan at any time; provided that no such amendment, modification or termination shall affect the determination or payment of Awards for any Performance Period that commences prior to such amendment, modification or termination, except that the Committee may at any time determine to accelerate the payment of Awards provided such acceleration is permissible under, and complies with, Section 409A of the Code.

11.	Miscellaneous

(a) Awards shall not be assigned, transferred, pledged or encumbered, and any purported assignment, transfer, pledge or encumbrance shall be null and void.

(b) This Plan and all rights under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

(c) All payments required to be paid hereunder shall be subject to any required governmental withholdings or deductions as determined by the Company.

(d) Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation of any Participant.

(e) This Plan shall be unfunded. Awards shall be paid from the general assets of the Company and Participants in this Plan shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company in connection with his participation in this Plan.

(f) In addition to the remedies of the Company elsewhere provided for herein, if a Participant is terminated for Cause, the Committee may cancel and cause the Participant to forfeit any Award to which such Participant would have otherwise been entitled, in whole or in part.

(g) Headings and captions are given to the sections of this Plan solely as a convenience to facilitate reference, and shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof. All references herein to the masculine gender shall include the feminine.

(h) The Company intends that the Plan and each Award granted hereunder shall, to the extent applicable, comply with Section 409A of the Code and any regulations promulgated thereunder and that the Plan shall be interpreted, operated and administered accordingly. In the event any of the compensation or benefits provided to a Participant pursuant to this Plan would result in a violation of Section 409A of the Code (including any regulations promulgated thereunder), the Company will use its reasonable efforts to amend the Plan in the least restrictive manner necessary in order, where applicable (i) to ensure that such compensation is not considered “nonqualified deferred compensation” for purposes of Section 409A of the Code, or (ii) to comply with the provisions of Section 409A, in each case, where possible, without any diminution in the value of the compensation or benefits to be paid or provided to the Participant pursuant to this Agreement; provided, that nothing in herein shall require the Company to provide any gross-up or other tax reimbursement to the Participant in connection with any violation of Section 409A or otherwise.